Exhibit 5.1

[LETTERHEAD OF DORSEY & WHITNEY LLP]

The SCO Group, Inc.

355 South 520 West, Suite 100

Lindon, Utah  84042

Re:          Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 of The SCO Group, Inc. (the “Company”) filed with the Securities and Exchange Commission on July 28, 2005 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to 312,806 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issued under the Company’s 2000 Employee Stock Purchase Plan (the “ESPP”), which the Company is offering to rescind.  As your legal counsel, we have examined and relied upon the Registration Statement, the Company’s charter documents and the corporate proceedings taken by the Company in connection with the establishment and amendment of the ESPP.

Based on the foregoing, we are of the opinion that, if, as and when the Shares have been issued and sold in compliance with applicable prospectus delivery requirements and in the manner referred to in the ESPP and pursuant to the agreements which accompany the ESPP, the Shares will be duly and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the offering circular constituting part of the Registration Statement.

Dated: July 28, 2005

Very truly yours,

/s/ DORSEY & WHITNEY LLP

NST/SPG